                     NONEXCLUSIVE SUBLICENSE AGREEMENT


     This Nonexclusive Sublicense Agreement (this "Agreement") is made as of November 5, 1996, by and between Apollo Genetics, Inc., a corporation organized and existing under the laws of Delaware ("Apollo"), and Cephalon, Inc., a corporation organized and existing under the laws of Delaware ("Cephalon").

     WHEREAS, pursuant to a certain Neuron Loss Protection Technology License Agreement (the "University Agreement"), dated as of April 13, 1993, between University of Kentucky Research Foundation (the "University") and Apollo, the University granted Apollo the exclusive right and license to make, have made, use, lease, and sell throughout the world (including the right to sublicense worldwide any of the rights, privileges and licenses granted thereunder) certain products, including inter alia, any Products (as defined below); and

     WHEREAS, Cephalon desires to obtain a nonexclusive, worldwide, royalty bearing sublicense to make, have made, use, sell, offer to sell and import Products (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and of the mutual undertakings hereinafter set forth, the parties hereto agree as follows:

     1.   DEFINITIONS.

     1.1. "Apollo Patents" shall mean any of the patent applications listed on EXHIBIT A hereto and all-patents issued in connection therewith, and all divisionals, continuations, continuations-in-part, reissues and extensions derived therefrom, as well as any additional foreign counterparts and foreign patents issuing therefrom.

     1.2. "Gross Sales" shall mean, during any applicable calculation period, with respect to any Products during any applicable calculation period, the aggregate invoiced amounts for Products shipped by Cephalon or any of its affiliates to nonaffiliated third parties during such period.

     1.3. "Net Sales" shall mean, during any applicable calculation period, Gross Sales of all Products during such period, less [ * ]

     1.4. "Products" shall mean any and all products made, developed, sold or otherwise distributed by or on behalf of Cephalon or any of its affiliates that are covered by one or more Valid Claims under this Agreement.

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                                 -2-

     1.5. "Valid Claims" shall mean the claims included in any of the issued Apollo Patents that have not been challenged with any reasonable evidence of invalidity and are, therefore, presumed valid solely for the purpose of determining royalty obligations hereunder.

     2. SUBLICENSE GRANT.

     2.1. Subject to the provisions of this Sublicense Agreement, Apollo hereby grants to Cephalon and Cephalon hereby accepts, during the term of this agreement only, the nonexclusive, worldwide right and license to practice under the Valid Claims.

     2.2. Cephalon shall have the right to request that Apollo sublicense, on a non-exclusive basis, its rights under Apollo Patents to one or more of Cephalon's then current corporate collaborators. Apollo shall not unreasonably withhold the grant of such sublicenses. Cephalon itself may not grant any sublicenses under this Agreement.

     3.   ROYALTIES.

     3.1. In consideration of the sublicense granted to Cephalon in Section 2, Cephalon agrees to pay royalties to Apollo as follows:

          (a) on the date hereof and on each six-month anniversary of the date hereof, Cephalon shall pay to Apollo $ [ * ], until such time as an Apollo Patent is issued .

          (b) Thereafter, on each six month anniversary of the date hereof, beginning with the payment date next following the first issuance of an Apollo Patent, Cephalon shall pay to Apollo $[ * ], until such time as a New Drug Application is filed with the U.S. Federal Drug Administration (the "FDA") or a foreign equivalent thereof is filed with the appropriate authority for any Product (each such filing being referred to herein as an "NDA");

          (c) Thereafter, on each six month anniversary of the date hereof, beginning with the payment date next following the first such filing of an NDA, Cephalon shall pay to Apollo $[ * ], until such time as an NDA for any Product is approved by the FDA or the appropriate foreign authority therefor;

          (d) Thereafter, Cephalon shall pay to Apollo royalties in an amount equal to [ * ] percent ([ * ]%) of any and all Net Sales of Products by Cephalon, any of its affiliates and any third parties acting on behalf of any of the foregoing, subject to the provisions of
          Section 3.4; and, FURTHER, PROVIDED that in any calendar year

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
          in which Cephalon must make payments to Apollo pursuant to this
          Section 3.1(d), Cephalon must pay to Apollo no less than $[ * ] in each such calendar year.


          (e) All royalty payments owed by Cephalon to Apollo may be offset by any payments made by Cephalon to Apollo pursuant to Sections 3.1(a)-(c); provided; however, that in any calendar year Cephalon's right to offset shall be limited to [ * ]% of the amount of Cephalon's royalty obligation to Apollo pursuant to
          Section 3.1(d) in the [ * ] year that such payments are owed, [ * ]% in the second year and [ * ]% in all subsequent years.

          (f) All royalty payments owed by Cephalon to Apollo pursuant to subsections (a) through (d) of Section 3.1 shall be deemed timely if paid within thirty (30) days of the date due therefor.

          (g) If an additional sublicense is granted by Apollo to a third party (including a Cephalon corporate collaborator) and such sublicense provides for payment to Apollo by such third party of a royalty based on net sales by such third party in an amount less than [*]%, then Apollo hereby agrees to offer Cephalon the right to convert the terms of its sublicense to match those of the subsequently granted sublicense within one calendar quarter of executing such sublicense agreement with such third party.

     3.2 If Apollo is properly served with a legal complaint filed with a court of competent jurisdiction, which complaint challenges with reasonable evidence the validity of a claim within an Apollo Patents Cephalon's obligation to pay to Apollo any subsequent royalty payments under Section 3.1(d) that are based on such claim shall be suspended until such time as such complaint is finally adjudicated by a court of competent jurisdiction. Upon such adjudication, all amounts owed by Cephalon to Apollo (plus interest thereon accruing at an annual rate designated by Citibank, N. A. as its base rate on the date that such royalty payments were first suspended) shall be paid by Cephalon to Apollo within thirty (30) days thereof.

     3.3. (a) The amount of royalties due under Section 3.1(d) shall be computed quarterly. Within forty-five (45) days after the close of each calendar quarter, Cephalon shall submit to Apollo documentation of the Gross Sales and Net Sales of Products by Cephalon, any of its affiliates and any third parties acting on behalf of any of the foregoing. At such time, Cephalon shall pay to Apollo in cash the royalties owed hereunder with respect to such quarter. Each such payment shall be accompanied by a certificate by an appropriate officer of Cephalon describing in reasonable detail the calculation of the amount of the accompanying royalty payment.

          (b) Cephalon shall be responsible for monitoring Net Sales of Products by

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
               itself or by any of its affiliates and any third parties acting on behalf of any of the foregoing.

     3.4. If Cephalon is required to enter into any royalty-bearing licensing agreements with any third parties in order to make, use, sell, or import any Product, any royalty payments owed to Apollo by Cephalon, pursuant to Section 3.1(d), with respect to such Product during any applicable period [ * ].

     3.5. All royalty payments owed by Cephalon to Apollo under Section 3.1(d) shall be paid in full in the United States in United States dollars. The amount, if any, of Net Sales invoiced in another currency shall be converted, prior to computing the royalties due with respect to such sales, from the invoice currency into United States dollars at the conversion rate actually received by Cephalon or, in the absence of any actual conversion, at a conversion rate which shall be the mean between Citibank, N.A.'s buying and selling rate for the invoice currency at its principal offices in New York, New York, on the last day of the quarter for which the royalties are being determined.

     4. DUE DILIGENCE. Cephalon agrees to use its best efforts to develop and commercialize one or more Products under this Agreement consistent with the prudent exercise of its business judgment.

     5. PROSECUTION OF PATENTS. Apollo shall be solely responsible for the preparation, filing, prosecution, issuance and maintenance of all Apollo Patents, and shall bear all of the costs associated therewith. Apollo shall provide Cephalon the right to review and comment on all documents in connection with the prosecution of each Apollo Patent; provided, however, that Cephalon shall have no obligation to review or comment on such documents and, in the event that Cephalon does so comment, Apollo shall have no obligation to incorporate the substance of any such comments into any such documents.

     6. INFRINGEMENT ACTIONS. Apollo shall have the sole right (but not the obligation) to bring infringement, unfair competition or other proceedings involving or relating to each Apollo Patent and to defend any governmental action involving or relating to each Apollo Patent. At Apollo's request and expense, Cephalon shall cooperate with Apollo in any such proceedings or actions. Cephalon shall not itself take any action against third parties relating to infringement, unfair competition or other matters involving any Apollo Patent without

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

Apollo's prior written approval and shall notify Apollo in writing of any unauthorized use of any Apollo Patent promptly after becoming aware of any such use or action.

          Should Apollo receive from Cephalon formal written notice (the "Formal Notice"), together with a professional, scientific explanation as to the mechanism(s) of action, regarding an alleging infringement of any Apollo Patent, in lieu of making full payment of any royalty payments owed under
Section 3.1(d) with respect to any Apollo Patents to which such alleged infringement relates, Cephalon's obligation to pay Apollo any subsequent royalty payments under Section 3.1(d) shall be reduced to [ * ]%, the remaining [ * ]% owing under Section 3.1(d) to be withheld by Cephalon pending resolution of such alleged infringement.. Cephalon shall place the remaining [ * ]% royalty in an interest-bearing escrow account. If, at the expiration of forty-eight (48) months from the receipt by Apollo of the Formal Notice (the "Expiration Period"), Apollo has not resolved the issue of such alleged infringement either by (1) obtaining a permanent injunction prohibiting the alleged infringing party from continuing such alleged infringement (an "Injunction") and/or (2) by final adjudication from which no further appeal may be taken (including the settling of such alleged infringement by agreement) resulting in (a) cessation of such alleged infringement and/or (b) a determination of non-infringement (other than for reasons of invalidity and/or unenforceability of any of the Apollo Patents) (a "Final Adjudication"), Cephalon shall be entitled to retain the entire amount of the withheld [ * ]%, including any interest thereon, within such escrow account for its use and Apollo shall not be entitled to any monies from such account. If, however, Apollo does resolve such issue by obtaining an Injunction or a Final Injunction prior to the end of the Expiration Period, then Cephalon shall promptly pay to Apollo the entire amount of the withheld [ * ]%, including any interest thereon, within such escrow account and any subsequent payments finder Section 3 1(d) shall resume to [ * ]% at such time. Following the Expiration Period, any subsequent payments under
Section 3.1(d) shall continue to be reduced to [ * ]%, but shall resume to [ * ]% at such time as Apollo thereafter obtains an Injunction and/or a Final Adjudication. Notwithstanding anything in this paragraph to the contrary, in the event that Apollo grants a license under Apollo Patents to any such alleged infringer at any time after 180 days of receipt of the Formal Notice (whether or not in connection with a Final Adjudication), Apollo shall not be entitled to any portion of the withheld [ * ]%, including any interest thereon.

     7.   CONFIDENTIAL INFORMATION; PUBLIC ANNOUNCEMENTS.

     7.1. It is contemplated that, during the term of this Agreement, each party (as such, a "Disclosing Party") will disclose to the other party (as such, a "Receiving Party") proprietary or confidential information of the Disclosing Party that is marked or otherwise reasonably identified as such or, if disclosed orally, is followed by written notice within thirty (30) days reasonably identifying it as such (collectively, "Confidential Information"). A Receiving Party shall hold in confidence and shall not, directly or indirectly, at any time during or subsequent to the term of this Agreement, unless otherwise agreed to in writing by the Disclosing Party,

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
disclose, publish, transfer or use (other than in accordance with the terms of this Agreement) any Confidential Information of the Disclosing Party; Provided, however, that the foregoing restrictions shall not apply to any Confidential Information that:

          (a) becomes part of the public domain through no wrongful act of the Receiving Party;

          (b) is lawfully received by the Receiving Party from a third party without contravention of this Agreement or any similar nondisclosure agreement (whether or not with the Receiving Party);

          (c) prior to the time of receiving such Confidential Information from the Disclosing Party, is known by the Receiving Party and may lawfully be used by it without restriction; or

          (d) is independently developed by the Receiving Party, provided that the person or persons developing the same have not had any access to the Confidential Information.

          Confidential Information specific to the use of certain compounds, methods, conditions or features shall not be deemed to be within the foregoing exceptions merely because such Confidential Information is embraced by general disclosures in the public domain or in the possession of the Receiving Party; in addition, a combination of Confidential Information will not be deemed to fall within the foregoing exceptions, even if all of the components fall within an exception, unless the combination itself and its significance are in the public domain or in the possession of the Receiving Party prior to the disclosure thereof by the Disclosing Party.

          All Confidential Information received hereunder shall be immediately returned to tile Disclosing Party upon termination of this Agreement, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the Receiving Party's possession or under the Receiving Party's control, and upon such return any computer entries or the like relating thereto shall, to the extent legally permissible, be destroyed, and such return and/or destruction shall be certified in writing by an appropriate officer of the Receiving Party. Such return (and destruction) will not affect the Receiving Party's obligations hereunder which shall survive indefinitely. Notwithstanding the foregoing, each party may retain one copy of the Confidential Information received hereunder, solely for archival purposes.

     7.2. Except as shall be necessary to comply with applicable laws and regulations, and except as otherwise agreed to by the parties hereto in writing, the parties agree to keep the existence of this Agreement, and the transactions contemplated hereby, strictly confidential. Any public announcements regarding this Agreement or the transactions contemplated herein shall be agreed upon in writing between the parties prior to any release thereof

     8. REPRESENTATIONS OF APOLLO. Apollo represents, warrants and covenants as follows:

     8.1 It is a corporation duly organized and validly existing under the laws of Delaware with the full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

     8.2. This Agreement is a valid and binding obligation of Apollo enforceable in accordance with its terms. Apollo has the right to enter into this Agreement and to fulfill its duties hereunder. Apollo is not and will not become a party to any agreement in conflict herewith. Accordingly, Apollo has the right to grant the license set forth in Section 2 in accordance with the terms of this Agreement and such grant will not constitute a breach of any existing contractual or other arrangements between Apollo and any affiliated or non-affiliated third party, nor shall it infringe the rights of any affiliated or non-affiliated third party.

     8.3 No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Apollo and the performance by Apollo of its obligations hereunder.

     9. REPRESENTATIONS OF CEPHALON. Cephalon represents, warrants and covenants as follows:

     9.1. It is a corporation duly organized and validly existing under the laws of Delaware with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

     9.2. This Agreement is a valid and binding obligation of Cephalon enforceable in accordance with its terms. Cephalon has the right to enter into this Agreement and to fulfill its obligations hereunder.

     9.3. No approval, consent, order, authorization or license by, giving notice, to or taking any other action with respect to any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Cephalon and the performance by Cephalon of its obligations hereunder.

     10.  INDEMNIFICATION AND INSURANCE.

     10.1 Cephalon shall indemnify, defend and hold harmless Apollo and its directors, officers, employees and affiliates (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments arising out of the production, manufacture, sale, use in commerce, or promotion by Cephalon or by an affiliate or agent of Cephalon, of any product, process or service relating to, or developed pursuant to, this Agreement.

     10.2 Cephalon's indemnification under Section 10.1(a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees.

     10.3 At such time as any Product is being used for obtaining regulatory approvals or is being commercially distributed or sold by Cephalon or an affiliate or agent of Cephalon, Cephalon shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than One Million Dollars ($1,000,000) per person per occurrence. At all times that any Product is being sold commercially, Cephalon shall cause the Indemnitees to be named as additional insureds under such policies. Such comprehensive general liability insurance shall provide
(a) product liability coverage; (b) broad form contractual liability coverage for Licensee's indemnification under Sections 10.1 and 10.2 of this Agreement.

     10.4 In thee event any such action is commenced or claim made or threatened against Apollo or other Indemnitees as to which Cephalon is obligated to indemnify it (them) or hold it (them) harmless, Apollo or the other Indemnitees shall promptly notify Cephalon of such event and Cephalon shall assume the defense of, and may settle, that part of any such claim or action commenced or made against Apollo (or other Indemnitees) which relates to Cephalon's indemnification and Cephalon may take such other steps as may be necessary to protect itself. Cephalon shall not be liable to Apollo or other Indemnitees on account of any settlement of any such claim or litigation effected without Cephalon's consent. The right of Cephalon to assume the defense of any action shall be limited to that part of the action commenced against Apollo and/or Indemnitees which relates to Cephalon's obligation of indemnification and holding harmless.

     11.  DISCLAIMER OF WARRANTIES.

     11.1  APOLLO MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING,

WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY TECHNICAL INFORMATION LICENSED OR OTHERWISE PROVIDED TO CEPHALON OR ITS AFFILIATES HEREUNDER AND HEREBY DISCLAIMS THE SAME.

     11.2 APOLLO DOES NOT WARRANT THE VALIDITY OF THE TECHNOLOGY LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF SUCH TECHNOLOGY OR THAT SUCH TECHNOLOGY MAY BE EXPLOITED BY CEPHALON OR ITS AFFILIATES WITHOUT INFRINGING ANY PATENTS OF ANY THIRD PARTY.

     12. TERMINATION OF THE UNIVERSITY AGREEMENT. Apollo shall not knowingly take any action or omit to take any action that would constitute grounds for termination by the University of the University Agreement.

     13. ACCOUNTS. Cephalon shall maintain accurate books of account with respect to its Gross Sales and Net Sales of Products. Apollo or its duly authorized representative shall be entitled to inspect such books of account at its own cost and at such times and intervals (but not more than once per calendar year) as Apollo may reasonably request, solely for the purpose of verifying the correctness of Cephalon's payments under Section 3. Within one hundred twenty (120) days after the close of each fiscal year of Cephalon during the term of this Agreement, Cephalon shall furnish to Apollo a copy of Cephalon's Annual Report on Form 10-K.

     14.  TERM AND TERMINATION.  Unless earlier terminated pursuant to this
Section 14, this Agreement shall be effective until the last to expire of any issued claims under any Apollo Patent. Notwithstanding the foregoing, this Agreement may be terminated as follows:

          (a)  By Apollo or Cephalon, upon termination of the University
          Agreement;

          (b) By Cephalon, for any reason, after providing Apollo written notice to such effect, such termination to occur at least six (6) months after receipt by Apollo of such notice;

          (c) By either party, after providing written notice to the other party, upon the occurrence of any of the following with respect to the other party:

               (i) breach of any duty or obligation hereunder not cured within thirty (30) days after receipt of written notice thereof;

               (ii) institution by of bankruptcy, insolvency, liquidation or receivership proceedings, or proceedings for reorganization under bankruptcy or comparable laws, the effectiveness of which is not stayed or dismissed within sixty (60) days after such institution; and

               (iii) the making of a general assignment for the benefit of creditors.


     15. EFFECTS OF TERMINATION. Cephalon shall not have any claim for lost profits or goodwill relating to the termination of this Agreement in accordance with its terms. Upon the expiration or termination of this Agreement, Cephalon's rights hereunder shall expire immediately. The expiration or termination of this Agreement shall not affect any obligation accruing prior to such expiration or termination.

     16. SURVIVAL. The provisions of Sections 6, 7, 10, 11, 13 (for the longer of (i) one year from the expiration or termination of the Agreement and (ii) delivery by Cephalon to Apollo of Cephalon's Annual Report on Form 10-K containing audited financial statements for the latest year in which there are Net Sales of Products) and 15 shall survive the expiration or termination of this Agreement.

     17. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights, interests and obligations of Cephalon under this Agreement may slot be transferred assigned or encumbered, in whole or in part, without Apollo's express prior written consent. The rights and obligations of Apollo under this Agreement malt be transferred or assigned, in whole or in part, at Apollo's sole discretion.

     18. SPECIFIC PERFORMANCE. Because a breach by either party of any of its obligations hereunder may irreparably harm the other party, each party agrees that if it breaches or threatens to breach any of its obligations hereunder the other party stall, without limitation of its other rights and remedies, be entitled to seek equitable relief to enforce the breaching party's obligations hereunder.

     19. NOTICES. All notices and other communications hereunder shall be in writing or by confirmed facsimile transmission, and shall be deemed to have been given on actual receipt or, if earlier, (a) one (1) day after delivery to a nationally recognized overnight courier-or (b) four (4) days after mailing by registered or certified mail, postage prepaid, addressed in each case, as follows:

     If to Apollo:

          Apollo Genetics, Inc.
          222 Third Street, Suite 2110
          Cambridge, MA 02142
          (Fax: 617-492-0084)
          Attn.: Katherine Gordon, Ph.D., President


     with a copy to:

          Roger D. Feldman, Esq.
          Bingham, Dana & Gould LLP
          150 Federal Street Boston, MA 02110
          (Fax: 617-951-8736)

     If to Cephalon:

          Cephalon, Inc.
          145 Brandywine Parkway
          West Chester, PA 19380
          (Fax: 610-344-0065)
          Attn.: Senior Vice President, Business Development

     with a copy to:

          Cephalon, Inc.
          145 Brandywine Parkway
          West Chester, PA 19380
          (Fax: 610-344-0065)
          Attn.: General Counsel


     Each of the parties shall be entitled to specify a different address by giving notice as provided herein.

     20. RELATIONSHIP OF PARTIES. Nothing contained herein shall be deemed to create a joint venture, partnership, agency or similar endeavor between the parties. Each party shall act solely as an independent contractor and neither shall have any power or authority to directly or indirectly bind the other.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

     22. MISCELLANEOUS. This Agreement supersedes any and all prior oral or written understandings of the parties relating to the subject matter hereof, and constitutes the entire agreement of the parties relating to the subject matter hereof. Apollo and Cephalon may amend or modify this Agreement only by a written document executed by each of them. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. The headings contained herein are for the convenience of the parties and shall not be deemed a part hereof





                         [Signature page to follow.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO GENETICS, INC.                  CEPHALON, INC.


By:   /s/ Katherine Gordon             By:     /s/ Joseph J. Day, Jr.
      --------------------                     -----------------------
Title:    President & CEO              Title:  Senior Vice President
      --------------------                     -----------------------
Date:     November 11, 1996            Date:   November 6, 1996
      ---------------------                    -----------------------

                                EXHIBIT A

                            PATENT APPLICATIONS


                    Application/
Country/Region      Serial Number      Filings Date     Title
--------------      -------------      ------------     -----

[ * ]

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